EXHIBIT 99.1

CONTACT:	Stockholder Relations 214/ 874-2354	FOR IMMEDIATE RELEASE
CAPSTEAD MORTGAGE CORPORATION
ANNOUNCES SECOND QUARTER 2008 EARNINGS
Second Quarter Highlights
•	Earnings totaled $36.7 million or $0.58 per diluted common share

•	Financing spreads increased 33 basis points to 2.05%

•	Book value per common share increased $1.02 to $10.42

•	Declared and paid dividend of $0.59 per common share

•	Raised $77 million in new common equity capital

•	Increased portfolio of agency-guaranteed residential ARM securities by $464 million to $7.9 billion

•	Reduced portfolio leverage to 8.14 times long-term investment capital
          DALLAS – July 24, 2008 – Capstead Mortgage Corporation (NYSE: CMO) today reported net income of $36,728,000 for the quarter ended June 30, 2008 compared to $30,147,000 for the first quarter of 2008. After considering preferred share dividends, the Company earned $0.58 per diluted common share for the second quarter of 2008 compared to $0.53 for the first quarter of 2008. During the second quarter of 2007 the Company earned $5,774,000 or $0.04 per diluted common share.
Second Quarter Earnings and Related Discussion
          Capstead’s earnings improved during the second quarter of 2008 from increased net interest margins on the Company’s core investment portfolio of residential adjustable-rate mortgage, or ARM, securities issued and guaranteed by government-sponsored entities, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae. Financing spreads (the difference between yields on the Company’s investments and rates charged on related borrowings) averaged 205 basis points during the current quarter, 33 basis points higher than spreads earned during the first quarter of 2008. The improvement in financing spreads was primarily a result of lower borrowing rates which benefited from actions taken by the Federal Reserve Open Market Committee beginning last fall to lower the federal funds target rate a total of 325 basis points to 2.00% by April 30, 2008.
          Portfolio yields averaged 5.30% during the second quarter of 2008 compared to 5.68% during the first quarter 2008 as a result of lower yields on acquisitions and lower coupon interest rates on mortgage loans underlying the Company’s current-reset ARM securities that reset during the period. While mortgage prepayments increased to an annualized runoff rate of 20%

during the current quarter compared to 19% during the first quarter of 2008, the increase was less than anticipated considering typical seasonality trends and continuing difficulties in the residential mortgage lending markets. Yields on ARM securities fluctuate with changes in mortgage prepayments and adjust over time to more current interest rates as coupon interest rates on the underlying mortgage loans reset. Interest rates on related borrowings averaged 3.25% during the second quarter of 2008 compared to 3.96% during the first quarter of 2008 having benefited from reductions in the federal funds target rate as well as the use of two-year interest rate swap agreements to effectively lock in financing spreads on investments in longer-to-reset ARM securities.
          Acquisitions of agency-guaranteed ARM securities during the second quarter totaled $858 million in principal amount with a purchased yield of 4.78% while portfolio runoff totaled $408 million. Portfolio leverage (secured borrowings divided by long-term investment capital) stood at 8.14 to one at the end of the quarter with a total investment portfolio of $7.86 billion, up from $7.40 billion at the end of the first quarter, supported by long-term investment capital of $868 million and related borrowings totaling $7.07 billion. Long-term investment capital increased $115 million during the quarter as a result of common equity issuances and a $39 million improvement in the value of the portfolio and related interest rate swap agreements. Borrowings at quarter-end consisted primarily of $5.56 billion of repurchase arrangements with original maturities of 30 to 90 days at an average rate of 2.40% and $1.50 billion of longer-term repurchase arrangements entered into in prior years with an average rate of 5.02% that mature in the next three to 14 months. Under the terms of interest rate swap agreements held by Capstead as of June 30, 2008, the Company pays fixed rates of interest averaging 3.47% on notional amounts totaling $1.70 billion with an average maturity of 18 months. Variable payments based on one- and three-month London Interbank Offer Rate (LIBOR) received by the Company under these agreements tend to offset interest owed on a like amount of the Company’s 30-day borrowings. An additional $200 million notional amount of two-year term swap agreements with a fixed-rate of 3.17% were entered into subsequent to quarter-end. Currently, the Company has borrowings with 18 active repurchase agreement counterparties.
Second Quarter Common Equity Issuances
          During the second quarter of 2008 Capstead raised over $77 million in new common equity capital, after underwriting discounts and offering expenses, by issuing 6.1 million common shares at an average price of $12.89 per share under the Company’s continuous offering program. These issuances were accretive to book value during the quarter by $0.35 per common share. Although issuances under this program have been limited subsequent to quarter-end, the Company may raise more capital in future periods, subject to market conditions and blackout periods associated with the dissemination of earnings and dividend announcements and other important company-specific news.
Book Value per Common Share
          Nearly all of the Company’s mortgage investments and all of its interest rate swap agreements are reflected at fair value on the Company’s balance sheet and are therefore included in the calculation of book value per common share. The fair value of these positions is impacted by credit market conditions, including changes in interest rates and the availability of financing at reasonable rates and leverage levels (i.e., credit market liquidity). The Company’s investment strategy attempts to mitigate these risks by focusing almost exclusively on investments in agency-guaranteed residential mortgage securities, which are considered to have little, if any, credit risk and are collateralized by ARM loans that have interest rates that reset periodically to more current levels. Because of these characteristics, the fair value of Capstead’s portfolio is considerably less vulnerable to significant pricing declines caused by credit concerns or rising interest rates compared to portfolios that contain a significant amount of non-agency mortgage securities and/or fixed-rate mortgage securities of any type, which generally results in a more stable book value per common share. As of June 30, 2008, Capstead’s book value per common share was $10.42, an increase of $1.02 from March 31, 2008 and $1.17 from December 31, 2007. The following table progresses book value per common share during 2008:

			Six Months
	Quarter Ended		Ended
	March 31	June 30	June 30

Book value per common share, beginning of period	$9.25	$9.40	$9.25
Accretion attributed to capital transactions	0.95	0.35	1.21
Dividend distributions in excess of earnings	(0.02)	(0.02)	(0.04)
Other comprehensive income items:
Change in value of mortgage investments	(0.18)	0.20	0.04
Change in value of interest rate swap agreements held as cash flow hedges	(0.55)	0.49	–
Termination of cash flow hedge	(0.05)	–	(0.04)

Book value per common share, end of period	$9.40	$10.42	$10.42

          After having declined in value in March primarily due to credit market liquidity concerns, the fair value of Capstead’s mortgage investments recovered during the second quarter as improved credit market conditions resulted in improved pricing for agency-guaranteed ARM securities even as longer-term market interest rates, such as two-year U.S. treasury rates, increased (i.e., significant spread tightening). The fair value of the Company’s interest rate swap agreements also declined during the first quarter as market interest rates declined sharply with worsening credit market conditions as concerned investors sought the relative safety of U.S. Treasuries. Market interest rates rose during the second quarter as credit market conditions improved and inflation concerns became more pronounced, allowing for a recovery in the fair value of the swaps by the end of the second quarter. On a year-to-date basis, these changes in valuation have largely offset each other such that the improvement in book value per common share since year-end is primarily attributable to accretive issuances of new common equity capital.
Management Remarks
          Commenting on current results and market conditions, Andrew F. Jacobs, President and Chief Executive Officer said, “We are pleased with our current operating results and overall improvement in book value this quarter, particularly given the extent credit market conditions deteriorated early in March. While credit market conditions improved significantly during the second quarter, due largely to actions taken in late March by the Federal Reserve and the federal regulators of Fannie Mae, Freddie Mac and the Federal Home Loan Banks to improve liquidity in the financial markets, we continue to believe it is appropriate to maintain our portfolio leverage at the lower end of our traditional range of eight to twelve times our long-term investment capital. Maintaining leverage near the lower end of this range should provide sufficient liquidity to navigate difficult market conditions while still earning very attractive returns on invested capital.
          “With liquidity improving in the credit markets, pricing for our portfolio of agency-guaranteed ARM securities improved despite longer-term interest rates increasing during the quarter on higher inflation expectations. This significant tightening of mortgage spreads relative to treasury rates allowed our portfolio to recover declines in value experienced in March. The rise in longer-term interest rates also benefited the valuation of our interest rate swap agreements, which recovered declines in value reported in the first quarter as well. These improvements, together with the benefit of accretive capital transactions, increased book value per common share to $10.42 from $9.40 at March 31, 2008.
          “Financing spreads improved during the second quarter to 205 basis points as borrowing rates declined 71 basis points, offset somewhat by lower yields on purchases and on the portion of our securities portfolio resetting in rate during the period. While we are projecting our financing spreads to decline during the third quarter as a result of lower portfolio yields from acquisitions, ARM coupon resets, and seasonally higher mortgage prepayments, spreads should remain at a very robust 185 basis points. Although we are not anticipating further reductions in the federal funds target rate this year, our borrowing rates could move lower in future quarters as portions of our higher-rate, longer-dated borrowings mature over the next three to 14 months and further still if overall conditions in the financial markets improve and the interest spread between the one-month LIBOR and the federal funds target rate tightens back towards historical spread levels of 10 to 15 basis points. The spread between federal funds and one-month LIBOR is important because interest rates on our 30-day borrowings are generally set between these two benchmark rates.
          “Subsequent to the end of the quarter, market anxiety increased concerning Fannie Mae’s and Freddie Mac’s ability to withstand future credit losses associated with securities held in their investment portfolios and on which they provide guarantees, without the direct support of the federal government. This contributed to a sharp sell-off in the equity markets, particularly in the financial sector. We believe these concerns were largely alleviated by recent statements and actions by the Treasury Department, the Federal Reserve and many high-ranking elected officials that have provided clarity to how critical the government views the roles of both Fannie Mae and Freddie Mac in the U.S. housing markets. While these concerns may have dampened the price of our common stock in recent weeks, the fair value of our holdings of agency-guaranteed ARM securities have held up reasonably well and the availability of financing via short-term repurchase agreements continues to remain plentiful.
          “We remain confident that our core investment strategy of conservatively managing a leveraged portfolio of agency-guaranteed residential ARM securities can produce attractive risk-adjusted returns over the long term while reducing but not eliminating sensitivity to changes in interest rates.”

Earnings Conference Call Details
          An earnings conference call and live webcast will be hosted Monday, July 28, 2008 at 11:00 a.m. EDT. The conference call may be accessed by dialing toll free (877) 407-0778 in the U.S. and Canada or (201) 689-8565 for international callers. A replay of the call can be accessed by dialing toll free (877) 660-6853 in the U.S. and Canada or (201) 612-7415 for international callers and entering account number 286 and conference ID 287903. A live audio webcast of the conference call can be accessed in the investor relations section of the Company’s website at www.capstead.com, and an audio archive of the webcast will be available for approximately 60 days. Prior to the call a related presentation will be filed with the Securities and Exchange Commission and posted to the Company’s website.
About Capstead
          Capstead Mortgage Corporation, formed in 1985 and based in Dallas, Texas, is a self-managed real estate investment trust for federal income tax purposes. Capstead’s core strategy is managing a leveraged portfolio of residential mortgage pass-through securities consisting almost exclusively of residential ARM securities issued and guaranteed by government-sponsored entities, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae. Agency-guaranteed residential mortgage securities carry an implied AAA credit rating with limited, if any, credit risk. Capstead may also augment its core portfolio with investments in credit-sensitive commercial real estate-related assets.
Forward-looking Statements
This document contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. Capstead’s actual results and liquidity can differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of the Company’s investments and other factors. As discussed in the Company’s filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable qualifying investments from both an investment return and regulatory perspective, the availability of new investment capital, fluctuations in interest rates and levels of mortgage prepayments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, liquidity of secondary markets and credit markets, increases in costs and other general competitive factors. In addition to the above considerations, actual results and liquidity related to investments in loans secured by commercial real estate are affected by borrower performance under operating and/or development plans, lessee performance under lease agreements, changes in general as well as local economic conditions and real estate markets, increases in competition and inflationary pressures, changes in the tax and regulatory environment including zoning and environmental laws, uninsured losses or losses in excess of insurance limits and the availability of adequate insurance coverage at reasonable costs, among other factors.

CAPSTEAD MORTGAGE CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	June 30, 2008	December 31, 2007
	(unaudited)
Assets
Mortgage securities and similar investments ($7.4 billion pledged under repurchase arrangements)	$7,861,295	$7,108,719
Investments in unconsolidated affiliates	3,117	3,117
Interest rate swap agreements at fair value	7,328	—
Receivables and other assets	110,385	90,437
Cash and cash equivalents	42,134	6,653

	$8,024,259	$7,208,926

Liabilities
Repurchase arrangements and similar borrowings	$7,067,368	$6,500,362
Unsecured borrowings	103,095	103,095
Interest rate swap agreements at fair value	9,468	2,384
Common stock dividend payable	33,082	9,786
Accounts payable and accrued expenses	43,441	32,382

	7,256,454	6,648,009

Stockholders’ equity
Preferred stock — $0.10 par value; 100,000 shares authorized:
$1.60 Cumulative Preferred Stock, Series A, 199 and 202 shares issued and outstanding at June 30, 2008 and December 31, 2007, respectively ($3,269 aggregate liquidation preference)	2,786	2,828
$1.26 Cumulative Convertible Preferred Stock, Series B, 15,819 shares issued and outstanding at June 30, 2008 and December 31, 2007 ($180,025 aggregate liquidation preference)	176,705	176,705
Common stock — $0.01 par value; 250,000 shares authorized:
56,071 and 40,819 shares issued and outstanding at June 30, 2008 and December 31, 2007, respectively	561	408
Paid-in capital	908,905	702,170
Accumulated deficit	(358,155)	(358,155)
Accumulated other comprehensive income	37,003	36,961

	767,805	560,917

	$8,024,259	$7,208,926

Long-term investment capital (Stockholders’ equity and Unsecured borrowings, net of related investments in statutory trusts) (unaudited)	$867,783	$660,895

Book value per common share (calculated assuming liquidation preferences for the Series A and B preferred shares and excluding the benefit of accretion from common shares issued subsequent to quarter-end) (unaudited)	$10.42	$9.25

CAPSTEAD MORTGAGE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Quarter Ended		Six Months Ended
	June 30		June 30
	2008	2007	2008	2007

Mortgage securities and similar investments:
Interest income	$97,332	$75,795	$203,683	$147,937
Interest expense	(55,019)	(67,107)	(124,325)	(130,696)

	42,313	8,688	79,358	17,241

Other revenue (expense):
Loss from portfolio restructuring	—	—	(1,408)	—
Other revenue	727	237	1,570	1,108
Interest expense on unsecured borrowings	(2,187)	(2,187)	(4,374)	(4,374)
Incentive compensation	(2,270)	—	(4,520)	—
Other operating expense	(1,920)	(1,539)	(3,881)	(3,213)

	(5,650)	(3,489)	(12,613)	(6,479)

Income before equity in earnings of unconsolidated affiliates	36,663	5,199	66,745	10,762

Equity in earnings of unconsolidated affiliates	65	575	130	1,239

Net income	$36,728	$5,774	$66,875	$12,001

Net income available to common stockholders:
Net income	$36,728	$5,774	$66,875	$12,001
Less cash dividends paid on preferred stock	(5,063)	(5,064)	(10,127)	(10,128)

	$31,665	$710	$56,748	$1,873

Net income per common share:
Basic	$0.59	$0.04	$1.14	$0.10
Diluted	0.58	0.04	1.11	0.10

Weighted average common shares outstanding:
Basic	53,453	19,013	49,803	18,973
Diluted	63,557	19,257	59,994	19,155

Cash dividends declared per share:
Common	$0.590	$0.040	$1.110	$0.060
Series A Preferred	0.400	0.400	0.800	0.800
Series B Preferred	0.315	0.315	0.630	0.630

CAPSTEAD MORTGAGE CORPORATION
MARKET VALUE ANALYSIS
(in thousands, unaudited)

	June 30, 2008					December 31, 2007
					Unrealized	Unrealized
	Principal		Basis/Notional	Market	Gains	Gains
	Balance	Premiums	Amount	Value	(Losses)	(Losses)

Mortgage securities held available- for-sale: (a) (b)
Agency-guaranteed securities:
Fannie Mae/Freddie Mac:
Fixed-rate	$257	$1	$258	$282	$24	$23
Current-reset ARMs	3,960,670	48,177	4,008,847	4,022,066	13,219	10,515
Longer-to-reset ARMs	3,246,727	52,041	3,298,768	3,323,264	24,496	25,142
Ginnie Mae:
Current-reset ARMs	434,379	2,217	436,596	440,184	3,588	3,732

	$7,642,033	$102,436	$7,744,469	$7,785,796	$41,327	$39,412

Interest rate swap positions supporting investments in longer-to-reset ARM securities (c)			$1,700,000	$(2,140)	$(2,348)	$(2,505)

Longer-term borrowings supporting investments in longer-to-reset ARM securities (d)			$1,496,114	$1,519,824	$(23,710)	$(18,029)

(a)	Unrealized gains and losses on mortgage securities classified as available-for-sale are recorded as a component of Accumulated other comprehensive income in Stockholders’ equity. Gains or losses are generally recognized in earnings only if sold. Mortgage securities classified as held-to-maturity with a cost basis of $16.1 million and investments in unsecuritized loans with a cost basis of $59.4 million are not subject to mark-to-market accounting and therefore have been excluded from this analysis.

(b)	Capstead classifies its ARM securities based on the average length of time until the loans underlying each security reset to more current rates (“months-to-roll”) (18 months or less for “current-reset” ARM securities, and greater than 18 months for “longer-to-reset” ARM securities). As of June 30, 2008 average months-to-roll for current-reset and longer-to-reset ARM securities were five months and 40 months, respectively. Once an ARM loan reaches its initial reset date, it will reset at least once a year to a margin over a corresponding interest rate index, subject to periodic and lifetime limits or caps.

(c)	During the fourth quarter of 2007, the Company began using two-year term, one- and three-month LIBOR-indexed, pay-fixed, receive-variable, interest rate swap agreements in lieu of longer-term committed borrowings to effectively lock in financing spreads on investments in longer-to-reset ARM securities. Swap positions are carried on the balance sheet at fair value with related unrealized gains or losses arising while designated as cash flow hedges for accounting purposes reflected as a component of Accumulated other comprehensive income in Stockholders’ equity. As of June 30, 2008 these swap positions had an average maturity of 18 months and an average fixed-rate of 3.47%.

In March 2008 a $100 million notional amount swap agreement also designated as a cash flow hedge was terminated for a realized loss of $2.3 million, which is being amortized to earnings over the remaining 18-month term of the derivative. As of June 30, 2008 the amortized balance included in Accumulated other comprehensive income for this and certain other terminated hedge relationships totaled $1,976,000.

(d)	Unrealized gains or losses on the Company’s liabilities, such as its longer-term committed borrowings supporting a portion of the Company’s investments in longer-to-reset ARM securities, are carried on the balance sheet at amortized cost. As of June 30, 2008 these borrowings, which mature within the next three to 14 months, had an average maturity of nine months and carried an average interest rate of 5.02%.

CAPSTEAD MORTGAGE CORPORATION
MORTGAGE SECURITIES AND SIMILAR INVESTMENTS
YIELD/COST ANALYSIS
(dollars in thousands)
(unaudited)

						Projected
	2nd Quarter 2008 Average (a)			As of June 30, 2008		3rd Quarter 2008 (a) (b)
				Premiums
	Basis	Yield/Cost	Runoff	(Discounts)	Basis (a)	Yield/Cost	Runoff

Agency-guaranteed securities:
Fannie Mae/Freddie Mac:
Fixed-rate	$11,740	6.42%	25%	$31	$11,326	6.45%	25%
ARMs	6,819,301	5.27	20	100,218	7,307,615	5.02	23
Ginnie Mae ARMs	453,440	5.24	27	2,217	436,596	5.00	22

	7,284,481	5.27	20	102,466	7,755,537	5.02	23

Unsecuritized residential mortgage loans:
Fixed-rate	6,762	7.13	13	(6)	6,632	6.94	21
ARMs	10,275	6.69	28	87	9,813	5.22	29

	17,037	6.87	23	81	16,445	5.87	26
Commercial loans	42,964	9.68	7	(152)	42,931	8.95	—
Collateral for structured financings	5,033	8.00	6	82	5,055	7.96	10

	7,349,515	5.30	20	$102,477	7,819,968	5.05	23

Borrowings based on:
30-day to 90-day interest rates	5,193,829	2.72			5,559,208	2.72
Greater than 90-day interest rates	1,496,114	5.02			1,496,114	5.01
Commercial loan financing	9,296	7.69			6,991	4.31
Structured financings	5,033	8.00			5,055	7.96

	6,704,272	3.25			7,067,368	3.20

Capital employed/ financing spread	$645,243	2.05			$752,600	1.85

Return on assets (c)		2.32				2.08

(a)	Basis represents the Company’s investment before unrealized gains and losses. Asset yields, runoff rates, borrowing rates and resulting financing spread are presented on an annualized basis.

(b)	Projected annualized yields and borrowing rates reflect management’s expectations as of the date of this press release for third quarter portfolio acquisitions, ARM coupon resets, runoff rates and borrowing conditions, assuming no further changes in the federal funds target rate. Actual yields realized in future periods largely depend upon (i) changes in portfolio composition, (ii) ARM coupon resets, which are based on underlying indexes, (iii) runoff and (iv) changes in future runoff assumptions.

Interest rates on borrowings that reset every 30 to 90 days are generally based on a margin over the federal funds rate and therefore largely depend on changes or anticipated changes in the federal funds rate and market liquidity. In addition, projected 30- to 90- day borrowing rates include the effect of interest rate swap agreements utilized by the Company to effectively lock in financing spreads on investments in longer-to-reset ARM securities.
(c)	The Company generally uses its liquidity to pay down borrowings. Return on assets is calculated on an annualized basis assuming the use of this liquidity to reduce borrowing costs.